FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons
Vice President, Investor Relations &
Corporate Communications
225.932.2546
THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2005
     Baton Rouge, Louisiana, October 21, 2005 – The Shaw Group Inc. (NYSE: SGR) today announced financial results for its fourth quarter and fiscal year ended August 31, 2005. Net income for the fourth quarter of fiscal 2005 was $17.9 million, or $0.23 per diluted share. This compares to net income of $10.9 million, or $0.17 per diluted share for the fourth quarter of fiscal 2004. Income from continuing operations for the fourth quarter of fiscal 2005 was $17.9 million, compared to $12.2 million for the fourth quarter of fiscal 2004. Revenues for the fourth quarter of fiscal 2005 were $818.7 million compared to $806.2 million in the previous year’s fourth quarter.
     For the fiscal year ended August 31, 2005, the Company reported net income of $16.4 million, or $0.23 per diluted share, including charges of $47.8 million ($31.1 million after taxes), or $0.44 per diluted share for the early retirement of debt and $6.9 million after taxes, or $0.10 per diluted share, for the valuation of a deferred tax asset. Not including the charges, net income would have been $54.3 million, or $0.77 per diluted share, for fiscal 2005. For the year ended August 31, 2004, Shaw reported a net loss of $29.0 million, or $0.50 per diluted share. Revenues for the fiscal year ended August 31, 2005 were $3.3 billion, compared to $3.0 billion for the fiscal year ended August 31, 2004.
     Shaw’s backlog totaled $6.7 billion at August 31, 2005, Shaw’s highest ever backlog and a 16% increase over the backlog at August 31, 2004. Approximately $2.4 billion, or 36% of the backlog, is expected to be converted during fiscal 2006. Nearly $3.0 billion, or 45% of the backlog, is comprised of projects for energy industry customers, primarily in fossil fuel and nuclear power plants and approximately $2.2 billion, or 33%, is in the environmental and infrastructure sector, primarily in contracts with Federal agencies. Approximately $1.4 billion of the backlog is related to the chemicals industry.

     J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group, Inc., said, “We are very pleased with our fourth quarter net income of $0.23 per diluted share, as well as our positive net cash flows from operations of $7.0 million. This marks our sixth consecutive quarter with positive results in both net income and net cash flows, excluding the third quarter charges for the debt retirement and a deferred tax asset valuation allowance. Not including the third quarter charges, our net income for fiscal 2005 was a strong $0.77 per diluted share.”
     Mr. Bernhard added, “Shaw reported record backlog as of August 31, 2005, as we added three very significant projects this past quarter — the PPL scrubbers, the SHARQ ethylene plant in Saudi Arabia, and the Cleco CFB power plant. We are particularly pleased with these major awards because they demonstrate our success in establishing a global leadership position in the markets we serve. As we move into fiscal 2006, Shaw will continue to be a world leader in providing solutions to industrial and governmental clients. We are well positioned with premier technology and professional capabilities to continue to pursue additional significant opportunities afforded us by expanding markets, especially within the fossil fuel and nuclear power generation, petrochemical processing, emergency response and infrastructure markets.”
     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for the energy, chemicals, environmental, infrastructure and emergency response markets. With over $3 billion in annual revenues, Shaw is headquartered in Baton Rouge, Louisiana, and employs approximately 19,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. The Company was recently named for the second consecutive year to Fortune magazine’s annual list of “America’s Most Admired Companies.” For further information, please visit Shaw’s website at www.shawgrp.com.
     Forward-Looking Statements — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.
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REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY
(Dollars in millions)
Revenue by Industry
(Fourth Quarter Ended August 31, 2005)

Environmental & Infrastructure	$283.2	35%
Energy	315.7	39
Chemicals	210.5	25
Other Industries	9.3	1

Total	$818.7	100%

Revenue by Geography
(Fourth Quarter Ended August 31, 2005)

United States	$716.6	88%
Asia/Pacific Rim	50.9	6
Middle East	22.9	3
Europe	18.3	2
Canada	4.7	1
Latin America	2.8	—
Other	2.5	—

Total	$818.7	100%

Revenue by Industry
(Year Ended August 31, 2005)

Environmental & Infrastructure	$1,120.1	34%
Energy	1,393.1	43
Chemicals	693.9	21
Other Industries	58.8	2

Total	$3,265.9	100%

Revenue by Geography
(Year Ended August 31, 2005)

United States	$2,845.9	87%
Asia/Pacific Rim	227.5	7
Middle East	87.4	3
Europe	59.1	2
Canada	13.7	—
Latin America	20.3	1
Other	12.0	—

Total	$3,265.9	100%

Backlog by Industry
(As of August 31, 2005)

Environmental & Infrastructure	$2,244.6	33%
Energy
Nuclear Energy	958.9	15
Fossil Fuel EPC	1,953.1	29
Other Energy	87.2	1
Chemicals	1,424.4	22
Other Industries	34.2	—

Total	$6,702.4	100%

Backlog by Geography
(As of August 31, 2005)

Domestic	$5,206.5	78
International	1,495.9	22

Total	$6,702.4	100%

THE SHAW GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2005	2004	2005	2004
Revenues	$818,742	$806,188	$3,265,916	$3,015,813
Cost of revenues	745,882	729,178	2,973,500	2,795,489

Gross profit	72,860	77,010	292,416	220,324
General and administrative expenses	49,689	52,582	190,248	211,914

Operating income	23,171	24,428	102,168	8,410

Interest expense	(2,542)	(9,116)	(29,225)	(38,190)
Interest income	1,782	539	5,571	1,718
Gain (loss) on retirement of debt	—	(27)	(47,772)	(1,325)
Foreign currency transaction gains (losses), net	505	740	919	(2,702)
Other income (expense), net	5,577	337	6,870	1,523

	5,322	(7,527)	(63,637)	(38,976)
Income (loss) before income taxes, minority interest, earnings(losses) from unconsolidated entities and income(loss) from discontinued operations	28,493	16,901	38,531	(30,566)
Provision (benefit) for income taxes	10,508	5,570	20,610	(9,901)

Income (loss) before minority interest, earnings from unconsolidated entities and income (loss) from discontinued operations	17,985	11,331	17,921	(20,655)
Minority interest, net of taxes	(1,188)	(1,088)	(3,915)	(5,455)
Earnings(losses) from unconsolidated entities, net of taxes	1,066	1,969	3,809	2,578

Income (loss) from continuing operations	17,863	12,212	17,815	(23,542)
Income (loss) from discontinued operations, net of taxes	(356)	(1,291)	(1,795)	(2,438)
Gain (impairment) of discontinued operations, net of taxes	356	—	356	(2,995)

Net income (loss)	$17,863	$10,921	$16,376	$(28,975)

Basic:
Income (loss) from continuing operations	$0.23	$0.19	$0.26	$(0.41)

Income (loss) from discontinued operations, net of taxes	—	(0.02)	(0.02)	(0.09)

Net income (loss)	$0.23	$0.17	$0.24	$(0.50)

Diluted:

Income (loss) from continuing operations	$0.23	$0.19	$0.25	$(0.41)

Income (loss) from discontinued operations, net of taxes	—	(0.02)	(0.02)	(0.09)

Net income (loss)	$0.23	$0.17	$0.23	$(0.50)